Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

ROCKSTREAM CORP.

November 11, 2015

Rockstream Corp. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”), does hereby certify as follows:

1.                                      The original name of the Corporation is Rockstream Corp.

2.                                      The date on which the original Certificate of Incorporation of the Corporation was filed with the Secretary of the State of Delaware is November 4, 2015.

3.                                      Article I of the Certificate of Incorporation of the Corporation is hereby amended and restated to read as follows:

“ARTICLE I

The name of the corporation is Silver Run Acquisition Corporation (the “Corporation”).”

4.                                      This Certificate of Amendment to the Certificate of Incorporation of the Corporation was duly adopted in accordance with Section 242 of the DGCL.

5.                                      This Certificate of Amendment shall become effective on the date of filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of the Certificate of Incorporation of the Corporation as of the date first written above.

By:	/s/ Mark G. Papa
	Name:	Mark G. Papa
	Title:	Chief Executive Officer